Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-8 of Cobalis Corp. and subsidiary, of our report dated June 27, 2006 on our audits of the financial statements of Cobalis Corp. and subsidiary, as of March 31, 2006, and the results of its operations and cash flows for each of the two years then ended, and the reference to us under the caption "Experts".

/s/ Kabani & Company
Los Angeles, California

October 27, 2006